Contacts: Media Robert C. Ferris (973) 455-3388 rob.ferris@honeywell.com	Investor Relations Murray Grainger (973) 455-2222 murray.grainger@honeywell.com

HONEYWELL ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

     MORRIS TOWNSHIP, NJ, February 17, 2009 – Honeywell (NYSE: HON) today announced the commencement of the public offering of its $600 million 3.875% Senior Notes due 2014 and its $900 million 5.000% Senior Notes due 2019 (collectively, the “Notes”). Honeywell intends to use the proceeds of the offering to repay outstanding indebtedness, including commercial paper, and for general corporate purposes.

     The Notes will be senior unsecured and unsubordinated obligations of Honeywell and will rank equally with all of Honeywell’s existing and future senior unsecured debt and senior to all of Honeywell’s subordinated debt.

     J.P. Morgan, Deutsche Bank Securities, RBS Greenwich Capital and UBS Investment Bank are acting as the joint book-running managers for the public offering of the Notes. Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes by calling J.P. Morgan at (212) 834-4533 (collect), Attn: Investment Grade Syndicate Desk, Deutsche Bank Securities at (800) 503-4611 (toll free), RBS Greenwich Capital at (866) 884-2071 (toll free) or UBS Investment Bank at (877) 827-6444 ext. 561-3884 (toll free).

     This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time), which is part of a registration statement that Honeywell filed with the SEC utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962, Attn: Investor Relations Department, (973) 455-2000.

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Public Offering 2009 - 2

Honeywell International is a $36 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges.

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management's assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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